Exhibit 10.47A

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement is made and entered into on 6 day of March, 2007, among CSG SYSTEMS INTERNATIONAL, INC. (“CSGS”), a Delaware corporation, CSG SYSTEMS, INC. (“Systems”), a Delaware corporation, and RANDY R. WIESE (the “Executive”). CSGS and Systems collectively are referred to in this First Amendment and the Employment Agreement as the “Companies”.

* * *

WHEREAS, the Companies and the Executive entered into an Employment Agreement dated April 25, 2006 (the “Employment Agreement”); and

WHEREAS, the Companies and the Executive desire to amend the Employment Agreement as herein set forth;

NOW, THEREFORE, in consideration of the foregoing recitals and the agreements of the parties contained in this document, the Companies and the Executive agree as follows:

1. Paragraph 2 of the Employment Agreement hereby is amended in its entirety so as to read as follows:

“2. Term of Employment. The employment of the Executive under this agreement shall begin on the date of this agreement and shall continue until the first to occur of (a) the Executive’s death, (b) the effective date of the Executive’s voluntary resignation as an employee of the Companies, (c) the effective date of the termination of the Executive’s employment by the Companies by reason of the Executive’s disability pursuant to Paragraph 10(b) of this agreement, (d) the effective date of the termination of the Executive’s employment by the Companies for cause pursuant to Paragraph 10(c) of this agreement, (e) the effective date of the termination of the Executive’s employment by the Companies for any reason other than cause or the Executive’s death or disability pursuant to Paragraph 10(d) or Paragraph 10(e) of this agreement, or (f) the effective date of the. termination of the Executive’s employment pursuant to Paragraph 10(f) of this agreement. Upon the termination of the employment of the Executive under this agreement, the applicable provisions of Paragraph 10 of this agreement shall become effective: and the Companies and the Executive thereupon and thereafter shall comply with the applicable provisions of Paragraph 10 of this agreement.”

2. Subparagraphs (d) and (e) of Paragraph 10 of the Employment Agreement hereby are amended in their entirety so as to read as follows:

“(d) Termination Without Cause Prior to a Change of Control. If, prior to the occurrence of a Change of Control, the Companies terminate the Executive’s employment under this agreement for any reason other than cause or the Executive’s death or disability, then the Executive shall be entitled to receive the following compensation, benefits, and other payments from the Companies:

(i)	The Base Salary through that date which is one (1) year after the effective date of such termination (the “Ending Date”), to be paid at the same times that the Base Salary would have been paid if such termination had not occurred; provided, that if the Executive commences employment with another employer, whether as an employee or as a consultant, prior to the Ending Date (for purposes of this Paragraph 10, the “Other Employment”), then such payments of the Base Salary shall be reduced from time to time by the aggregate amount of salary, cash bonus, and consulting fees received or receivable by the Executive from the Other Employment for services performed by him during the period from the commencement of the Other Employment through the Ending Date;

(ii)	The Executive’s annual incentive bonus for the calendar year in which such termination occurs (computed as if the Executive were employed by the Companies throughout such calendar year), to be paid at the same time that such incentive bonus would have been paid if such termination had not occurred and to be no less than the Executive’s annual incentive bonus for the calendar year immediately preceding the calendar year in which such termination occurs;

(iii)	An amount equal to fifty percent (50%) of the Base Salary in effect on the effective date of such termination, such amount to be paid, without interest, one year after the effective date of such termination.

(iv)	Any other amounts earned, accrued, or owed to the Executive under this agreement but not paid as of the effective date of such termination;

(v)	Continued participation in the following benefit plans or programs of the Companies which may be in effect from time to time and in which the Executive was participating as of the effective date of such termination, to the extent that such continued participation by the Executive is permitted under the terms and conditions of such plans (unless such continued participation is restricted or prohibited by applicable governmental regulations governing such plans), until the first to occur of the Ending Date or (separately with respect to the termination of each benefit) the provision of a substantially equivalent benefit to the Executive by another employer of the Executive:

(1)	Group medical and hospital insurance,

(2)	Group dental insurance,

(3)	Group life insurance, and

(4)	Group long-term disability insurance;

and

(vi)	Any other benefits payable to the Executive upon his termination without cause, or to which the Executive otherwise may be entitled, under any benefit plans or programs of the Companies in effect on the effective date of such termination.

(e) Termination Without Cause After a Change of Control. If, after the occurrence of a Change of Control, the Companies or any Permitted Assignee terminates the Executive’s employment under this agreement for any reason other than cause or the Executive’s death or disability, then the Executive shall be entitled to receive from the Companies and the Permitted Assignee, if any (all of whom shall be jointly and severally liable therefor), all of the compensation, benefits, and other payments from the Companies which are described and provided for in subparagraph (d) of this Paragraph 10 (as modified by this subparagraph (e)); provided, however, that (i) for purposes of this subparagraph (e) the Ending Date shall be two (2) years after the effective date of such termination, and the aggregate Base Salary payable under subparagraph (d)(i) (as modified by this subparagraph (e)) for all periods through the Ending Date shall be paid to the Executive in a lump sum without regard to Other Employment not later than thirty (30) days after the effective date of such termination, (ii) the minimum annual incentive bonus payable under subparagraph (d)(ii) shall be paid to the Executive not later than thirty (30) days after the effective date of such termination (with any balance of such annual incentive bonus being payable as provided in such subparagraph (d)(ii)), and (iii) the amount payable under subparagraph (d)(iii) (as modified by this subparagraph (e)) shall be one hundred percent (100%) of the Base Salary in effect on the effective date of such termination and shall be paid to the Executive in a lump sum not later than thirty (30) days after the effective date of such termination.”

3. Upon the execution of this First Amendment to Employment Agreement, any subsequent reference to the Employment Agreement shall mean the Employment Agreement as amended by this First Amendment to Employment Agreement. As amended by this First Amendment to Employment Agreement, the Employment Agreement shall remain in full force and effect according to its terms.

IN WITNESS WHEREOF, each of the parties has caused this First Amendment to Employment Agreement to be executed as of the date first set forth above.

CSG SYSTEMS INTERNATIONAL, INC., a Delaware corporation

By:	/s/ Edward C. Nafus
Edward C. Nafus, President and
Chief Executive Officer

CSG SYSTEMS, INC., a Delaware corporation

By:	/s/ Edward C. Nafus
Edward C. Nafus, President and Chief Executive Officer

/s/ Randy R. Wiese
Randy R. Wiese